UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Sevin Rosen Fund IV, L.P.
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   CIENA Corporation
   ("CIEN")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 1997
5. If Amendment, Date of Original (Month/Year)
   June 10, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |5/27/9|J(1)| |1,108,183         |D  |           |9,973,647          |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/27/9|J(2)| |71,429            |D  |           |642,856            |I     |By Sevin Rosen Fund V L.P. |
                           |7     |    | |                  |   |           |                   |      |(3)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Distribution by Reporting Person to its
partners.
(2)  Distribution by Sevin Rosen Fund V L.P. to its
partners.
(3) Sevin Rosen Fund IV L.P. is an affiliate of Sevin Rosen Fund V L.P. and may be deemed to beneficially own the shares held by such
entity.
By:  Sevin Rosen Fund IV,
L.P.
By:  SRB Associates IV, L.P., its general
partner
/s/ John V. Jaggers
                 Date:  October 10, 1997
By: John V. Jaggers, General
Partner
SIGNATURE OF REPORTING PERSON
See Signature on Last Page
DATE
October 10, 1997